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                                                                  Exhibit 10.22


              AMENDED AND RESTATED LIMITED RECOURSE PROMISSORY NOTE
              -----------------------------------------------------

                                                         Dated: November 7, 2003
$10,000,000.00                                            Healdsburg, California

         1. Promise to Pay. For value received, the River Rock Casino Authority ("Authority" or "Borrower"), successor in interest to, and an unincorporated tribal governmental instrumentality of, the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe ("Tribe"), with its administrative offices located at 190 Foss Creek Circle, Suite A, Healdsburg, California 95448, promises to pay to Dry Creek Casino, LLC, a Texas limited liability company ("Note Holder"), at its principal place of business located at 3040 Post Oak Blvd., Suite 670, Houston, Texas 77056, or such other place as the Note Holder may designate in writing, the principal sum of Ten Million and no/100 Dollars ($10,000,000.00), in lawful money of the United States of America, with interest thereon at a fixed rate equal to nine percent (9%) per annum. Interest on the unpaid principal balance shall accrue from the date hereof. This Note is being executed and delivered to the Note Holder pursuant to the terms of that certain Project Funding and Loan Agreement entered into between the Note Holder and the Tribe, as amended ("Loan Agreement").

         2. Prior Note; Assignment; Defined Terms.

         (a) This Note amends and restates in its entirety the Tribe's $23.0 million limited recourse promissory note in favor of Note Holder dated February 19, 2003, which amended the original limited recourse promissory note in favor of Note Holder dated April 29, 2002 (the "Original Note"). On October 25, 2003, the Tribe formed the Authority and assigned to the Authority all of the Tribe's obligations, right, title and interest in and to, among other things, the Project, the Development and Loan Agreement between the Tribe and Note Holder, dated August 26, 2001, as amended from time to time (the "Development Agreement"), the Financing Documents (as defined in the Development Agreement), the Loan Agreement, and the Original Note. On or about the date hereof, the Authority paid, on behalf of the Tribe, an aggregate of $13.0 million in principal repayments on the Original Note. This Note contains the terms and conditions related to the Borrower's repayment to Note Holder of the outstanding balance owing under the Original Note, including prepayment from available funds held in the Construction Escrow Account.





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         (b) U.S. Bank National Association, a national banking association,
Note Holder, the Authority, and the Tribe have entered into an Intercreditor Agreement dated even date herewith ("Intercreditor Agreement"). Capitalized terms not otherwise defined herein shall, unless the context otherwise requires, have the same meaning assigned to them in the Intercreditor Agreement (including documents which the Intercreditor Agreement cross references) or the Cash Collateral and Disbursement Agreement (a copy of which has been made available to the Note Holder), and are incorporated herein by reference as though set forth in full.

         3. Subordination to Senior Note Obligations. The Note Holder agrees that any and all Subordinated Note Claims shall be subordinate and subject in right of payment to all Senior Note Obligations to the extent and in the manner provided in the Intercreditor Agreement and each holder of the Subordinated Note Claims (or of any instrument evidencing the same) by acceptance thereof agrees to be bound by the Intercreditor Agreement, until all of the Senior Note Obligations have been paid in full in immediately available funds; provided, however, that the Authority may make payments to, on behalf of or for the benefit of the Subordinated Note Holder in respect of payments due under the Subordinated Note only under the circumstances and in the amounts set forth in the Intercreditor Agreement and in Section 4 below. If the Authority fails because of the Intercreditor Agreement to pay principal of or interest on this Note on the respective due date, the failure is still an Event of Default under this Note (subject to the expiration of any applicable grace period herein) but exercise of the Note Holder's remedies by on account of such Event of Default shall be suspended as provided in the Intercreditor Agreement. If the Authority fails because of the Intercreditor Agreement to pay an installment of the Credit Enhancement Fee on its respective due date, such failure is still an Event of Default under the Development Agreement (subject to the expiration of any applicable grace period, in accordance with the terms of the Development Agreement) but exercise of the remedies by the Note Holder on account of such Event of Default shall be suspended as provided in the Intercreditor Agreement.

         4. Prepayments Prior to Retirement of Senior Notes.

         (a) In accordance with the terms of the Cash Collateral and Disbursement Agreement, funds in the Construction Escrow Account established thereunder may be available to automatically prepay all or a portion of this Note pursuant to the terms set forth therein and as restated herein. In the event all of the funds in the Construction Disbursement Account have been disbursed in accordance with the provisions of the Cash Collateral and Disbursement Agreement, the Authority shall have the right from time to time during the Construction Period to submit to the Disbursement Agent a request for the disbursement of funds from the Construction Escrow Account to fund Construction Expenses that exceed the amounts set forth in the Authority Budget for such Construction Expenses ("Construction Cost Overruns"), in accordance with the procedures set forth in the Cash Collateral and Disbursement Agreement.



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         (b) This Note shall be prepaid from available funds in the Construction
Escrow Account as follows:

                  (1) So long as no Default or Event of Default has occurred and is then continuing or if the Authority shall neither have requested nor received funds for Construction Cost Overruns from the Construction Escrow Account on or before the 45th day (or such later date upon which all pending Defaults or Events of Default have been cured) following Substantial Completion of the first parking structure comprising a portion of the Project, Borrower shall, pursuant to an Officer's Certificate, instruct the USB Disbursement Agent to disburse an amount equal to $5,000,000 to the Note Holder for application against the then-outstanding principal balance hereof in accordance with the terms of the Intercreditor Agreement; and

                  (2) So long as no Default or Event of Default has occurred and is then continuing and if any funds remain in the Construction Escrow Account on the 75th day (or such later date upon which all pending Defaults or Events of Default have been cured) following Substantial Completion of the Project, Borrower shall, pursuant to an Officer's Certificate, instruct the USB Disbursement Agent to disburse an amount equal to the lesser of $10,000,000 or the balance of the funds remaining in the Construction Escrow Account to the Note Holder for application against the then-outstanding principal balance hereof in accordance with the terms of the Intercreditor Agreement, in either case reduced by any disbursement made pursuant to the preceding paragraph (a);

provided, however, that in no event shall the Note Holder be entitled to receive any amount in excess of the balance of the this Note after reduction by payment from any and all sources.




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         5. Terms of Payment; Maturity Date. So long as no Default or Event of
Default has occurred and is continuing, the Authority shall pay current installments of interest under this Note to the Note Holder out of the Operating Account commencing on the 15th day of the first full month following execution of this Note and shall thereafter be due and payable on the fifteenth day of each and every month until such time as this Note is repaid; provided that the Borrower shall only be required to pay such amount from its Available Cash Flow after payment of the Permitted Payments, including the Credit Enhancement Fee, and the Service Payment ("Excess Cash Flow"). Interest will be calculated on the basis of a 365-day year and actual number of days elapsed. So long as no Default or Event of Default has occurred and is continuing, the Authority shall make mandatory payments of outstanding principal under this Note to the Note Holder from distributions to the Tribe permitted by the Indenture, subject to the priorities set forth in Section 2.11 of the Development Agreement, commencing on the 15th day of the first full month following the date specified in Section 4(b)(2) from Excess Cash Flow available therein. The terms "Available Cash Flow," "Credit Enhancement Fee," and "Service Payment" shall have the meanings set forth in the Development Agreement. This Note shall mature and the entire outstanding amount of principal and interest owing on this Note shall be due and payable on the earlier of (a) September 1, 2007, or (b) the date on which the disbursement event described in Section 4(b)(2) above occurs.

         6. Security. This Note is secured by a Security Agreement dated as of August 26, 2001, as amended (the "Security Agreement"), granting Note Holder a security interest in certain personal property described therein, but is made expressly subject to the terms of the Intercreditor Agreement.

         7. Default. Subject at all times to the terms of the Intercreditor Agreement, the Borrower shall be in default under this Note if (a) as a direct result of any action or omission of Borrower, any installment or other payment required under this Note is not paid when due, and such default is not cured within ten (10) days after the due date of such payment, or (b) Borrower defaults under the Loan Agreement, Development Agreement, Intercreditor Agreement or the Security Agreement, and such default is not cured within any applicable grace period stated therein or herein, in which case Note Holder may declare all sums due under this Note to be immediately due and payable, and may exercise any and all remedies provided for in the Security Agreement. Subject in all events to the terms of the Intercreditor Agreement, notwithstanding any other provision of this Note or the Security Agreement, in the event of a default, Note Holder's recourse shall be limited to realizing on the Collateral securing this Note as provided and defined in the Security Agreement, and Borrower shall have no personal liability for sums due hereunder.



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         8. Arbitration. This Note is subject to the arbitration provisions of
Section 14 of the Loan Agreement, which are incorporated herein as if fully set forth herein and attached as Exhibit A. The Authority hereby agrees to be bound by Section 14 of the Loan Agreement to the same extent and in the same manner as the Tribe is bound to the same.

         9. Waiver of Sovereign Immunity; Choice of Law. The sovereign immunity of the Borrower from unconsented suit is not waived, limited, or modified except as set forth in Section 14 of the Loan Agreement, which is specifically incorporated herein as if fully set forth herein as Exhibit A. The Authority hereby waives its sovereign immunity from unconsented suit to the same extent and in the same manner as the Tribe waives its sovereign immunity in Section 14 of the Loan Agreement. The Borrower's waiver of immunity from suit is specifically limited to the remedies set forth in sections 13 and 14 of the Loan Agreement and the Authority hereby agrees to be bound to such section to the same extent and in the same manner as the Tribe is bound. This Note shall be governed by the laws of the United States of America, and then the laws of the State of California in that order.

         10. Non-Impairment. The Non-Impairment provision set forth in Section
9.6 of the Intercreditor Agreement shall apply to this Note as if fully set forth herein.

         11. Severability. In the event that any provision contained in this Note conflicts with applicable law, such conflict shall not affect the other provisions of this Note that can be given effect without the conflicting provisions. To this end, the provisions of this Note are declared to be severable.

         12. Usury. It is not the intent of the Note Holder to collect interest or other loan charges in excess of the maximum amount permitted by the laws of the United States of America, or the State of California. If any interest or other loan charges collected or to be collected by the Note Holder ever exceeds the applicable legal limits, then: (1) any such interest or other loan charges shall be reduced to the interest or other loan charges permitted by law and (2) any sums already collected from Borrower which exceeded permitted limits shall be refunded to Borrower. The Note Holder may choose to make such refund by reducing the principal balance of this Note or by making a direct payment to Borrower. If a refund is made by reducing the principal, the reduction shall be treated as a permitted partial prepayment without premium or penalty.

         13. Legend. THIS NOTE AND THE RIGHTS OF ANY HOLDER OF THIS NOTE ARE SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT DATED AS OF THE DATE HEREOF, BY AND AMONG U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE UNDER THAT CERTAIN SENIOR NOTES INDENTURE DATED CURRENTLY THEREWITH, DRY CREEK CASINO, LLC, RIVER ROCK ENTERTAINMENT AUTHORITY, A WHOLLY OWNED UNINCORPORATED INSTRUMENTALITY OF THE DRY CREEK RANCHERIA BAND OF POMO INDIANS (THE "TRIBE"), AND THE TRIBE PURSUANT TO WHICH THIS NOTE AND SUCH RIGHTS ARE MADE EXPRESSLY SUBORDINATE TO THE RIGHTS OF THE SENIOR NOTES TRUSTEE AND THE SENIOR NOTE HOLDERS (EACH AS DEFINED THEREIN). EACH HOLDER OF THIS NOTE, BY ACCEPTANCE HEREOF, AGREES TO BE SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT.



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         A copy of the Intercreditor Agreement is on file with the Authority and is available for inspection at the Authority's offices.

RIVER ROCK ENTERTAINMENT AUTHORITY


By: /s/ Elizabeth Elgin DeRouen
    -----------------------------------
    Elizabeth DeRouen
    Chairperson







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